EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Sunshine Heart, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2011 Equity Incentive Plan of Sunshine Heart, Inc. of our report dated March 23, 2012, except for the change in the presentation of comprehensive income, discussed in Note 1 to the consolidated financial statements, as to which the date is July 17, 2012, included in Amendment No.3 to the Registration Statement (Form S-1 No. 333-182727), and the related prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
September 12, 2012